EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 8, 2004 relating to the financial statements, which appears in the 2004 Annual Report to Shareholders of Varian, Inc., which is incorporated by reference in Varian Inc.’s Annual Report on Form 10-K for the year ended October 1, 2004. We also consent to the incorporation by reference of our report dated December 8, 2004 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

San Jose, California

February 4, 2005